Exhibit 3.1

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

ONEOK, INC.

This Amended and Restated Certificate of Incorporation of ONEOK, Inc., an Oklahoma corporation (the “Corporation”), which has been duly adopted in accordance with the provisions of Sections 1077 and 1080 of the Oklahoma General Corporation Act (the “OGCA”), amends and restates the Certificate of Incorporation of ONEOK, Inc. (originally incorporated under the name “WAI, Inc.”) filed with the Secretary of State of Oklahoma on May 16, 1997. Such previous Certificate of Incorporation, as previously amended, is hereby amended and restated to read, in its entirety, as follows:

FIRST

The name of the Corporation is ONEOK, Inc.

SECOND

The principal office or place of business of the Corporation in the State of Oklahoma is to be located at 100 West Fifth Street, in the City of Tulsa, County of Tulsa. The name of the registered agent and the street address of the registered office in the State of Oklahoma is: National Registered Agents, Inc., 115 S.W. 89th Street, Oklahoma City, Oklahoma, Oklahoma County 73139-8505.

THIRD

The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the OGCA.

FOURTH

The total number of shares of all classes of capital stock which the Corporation shall have authority to issue is 1,300,000,000 shares divided into two classes, of which 100,000,000 shares, par value $0.01 per share, shall be designated Preferred Stock and 1,200,000,000 shares, par value $0.01 per share, shall be designated Common Stock.

1. Preferred Stock.

(a) Issuance. The Board of Directors is authorized, subject to limitations prescribed by law, to provide for issuance of shares of Preferred Stock in one or more series, to establish the number of shares to be included in each such series, and to fix the designations, powers, preferences, and rights of the shares of each such series, and any qualifications, limitations or restrictions thereof.

2. Common Stock.

(a) Dividends. Subject to the preferential rights, if any, of the Preferred Stock, the holders of shares of Common Stock shall be entitled to receive, when and if declared by the Board of Directors, out of the assets of the Corporation which are by law available therefor, dividends payable either in cash, in property, or in shares of Common Stock.

(b) Voting Rights. At every annual or special meeting of shareholders of the Corporation, every holder of Common Stock shall be entitled to one vote, in person or by proxy, for each share of Common Stock standing in his name on the books of the Corporation.

(c) Liquidation, Dissolution or Winding Up. In the event of any voluntary or involuntary liquidation, dissolution, or winding up of the affairs of the Corporation, after payment or provision for payment of the debts and other liabilities of the Corporation and of the preferential amounts, if any, to which the holders of Preferred Stock shall be entitled, the holders of all outstanding shares of Common Stock shall be entitled to share ratably in the remaining net assets of the Corporation.

FIFTH

The Corporation shall have perpetual existence.

SIXTH

The private property of the shareholders shall not be subject to the payment of the corporate debts to any extent whatever.

SEVENTH

1. The business of the Corporation shall be managed by the Board of Directors, except as otherwise required by law. The Board of Directors may by resolution or resolutions, passed by a majority of the whole Board, designate one or more committees, each committee to consist of one (1) or more of the Directors of the Corporation, which to the extent provided in said resolution or resolutions or in the Bylaws of the Corporation, shall have and may exercise the powers of the Board of Directors in the management of the business and affairs of the Corporation, and may have power to authorize the seal of the Corporation to be affixed to all papers which may require it. Such committee or committees shall have such name or names as may be stated in the Bylaws of the Corporation or as may be determined from time to time by resolution adopted by the Board of Directors.

2. The number of Directors of the Corporation shall be not less than nine (9) nor more than twenty-one (21) persons and shall be fixed from time to time by the Board of Directors. Directors shall be elected at each annual meeting of shareholders of the Corporation.

3. Newly created directorships resulting from any increase in the authorized number of Directors or any vacancies in the Board of Directors resulting from death, resignation, retirement, disqualification, removal from office or other cause shall be filled by the affirmative vote of a majority of the Directors then in office, though less than a quorum, or by the sole remaining Director, or by the shareholders at their next annual meeting or at any special meeting of shareholders called for that purpose. Each Director so chosen shall hold office until the next annual meeting of shareholders of the Corporation or until his earlier death, resignation or removal. No decrease in the number of Directors constituting the Board of Directors shall shorten the term of any incumbent Director. Subject to the rights of the holders of any series of Preferred Stock then outstanding, any Director or the entire Board of Directors may be removed from office at any time, with or without cause, by the holders of a majority of the voting power of all outstanding Voting Shares (as defined in Article Tenth).

4. The shareholders and Directors of the Corporation may hold their meetings and have an office or offices outside of the State of Oklahoma if the Bylaws so provide.

5. None of the Directors need be a shareholder of the Corporation or a resident of the State of Oklahoma.

6. The Bylaws or any Bylaw may be adopted, amended or repealed only by the affirmative vote of not less than a majority of the Directors then in office at any regular or special meeting, or by the affirmative vote of the holders of at least eighty percent (80%) of the voting power of all outstanding Voting Shares, voting as a single class, at any annual meeting or any special meeting called for that purpose.

7. The Board of Directors shall have power from time to time to set apart out of any funds of the Corporation available for dividends a reserve or reserves for any proper purpose, and to abolish such reserve in the manner in which it was created and to fix and determine and to vary the amount of the working capital of the Corporation, and to direct and determine the use and disposition of the working capital and of any surplus or net profits over and above the capital stock paid in.

8. The shareholders and the Board of Directors shall have power to keep the books, documents and papers of the Corporation outside of the State of Oklahoma, except as otherwise required by the laws of the State of Oklahoma.

9. The Board of Directors from time to time shall determine whether and to what extent and at what times and places, and under what conditions and regulations the accounts and books of the Corporation, or any of them, shall be open to the inspection of the shareholders, and no shareholders shall have any right to inspect any account, book or documents of the Corporation except as conferred by statute or as authorized by resolution of the Board of Directors.

10. In the absence of fraud, no contract or other transaction of the Corporation shall be affected or invalidated in any way by the fact that any of the Directors of the Corporation are in any way interested in or connected with any other party to such contract or transaction or are themselves parties to such contract or transaction, provided that such interest shall be fully disclosed or otherwise known to the Board of Directors at the meeting of said Board at which such contract or transaction is authorized or confirmed, and provided further that at the meeting of the Board of Directors authorizing or confirming such contract or transaction there shall be present a quorum of Directors not so interested or connected and such contract or transaction shall be approved by a majority of such quorum, and no such interested Director shall vote on any such contract or transaction. Any contract, transaction or act of the Corporation or of the Board of

Directors or of any committee thereof which shall be ratified by a majority of a quorum of the shareholders of the Corporation having voting power at any annual meeting, or any special meeting called for such purpose, shall be as valid and as binding as though ratified by every shareholder of the Corporation. Any Director of the corporation may vote upon any contract or other transaction between the Corporation and any subsidiary corporation without regard to the fact that he is also a Director of such subsidiary corporation. No contract or agreement between the Corporation and any other corporation or party which owns a majority of the capital stock of the Corporation, or any subsidiary of any such other corporation shall be made or entered into without the affirmative vote of a majority of the whole Board of Directors at a regular meeting of the Board.

11. Notwithstanding anything to the contrary in the foregoing paragraph 10, in the case of contracts, transactions and acts of the Corporation, of the Board of Directors or of committees thereof that require shareholder approval under any provision of this Certificate or of applicable law by a higher proportion of the voting power of the outstanding Voting Shares than a majority of a quorum of the shareholders, ratification by the shareholders of such contracts, transactions and acts shall require the affirmative vote of such higher proportion of such voting power, and any contract, transaction, act or agreement referred to in such paragraph 10 shall be subject to any such applicable provisions of the Certificate or of applicable law.

12. All salaries and compensation paid by the Corporation to its Directors and executive officers shall be fixed from time to time by the Board of Directors at a meeting of the Board to be held as provided by the Bylaws, and any payment of any character to any Director or executive officer of the Corporation or any contract made with such Director or executive officer must be approved by a majority of the whole Board of Directors at a regular meeting of the Board, before such payment is made or contract executed.

13. No Director shall be personally liable to the Corporation or its shareholders for monetary damages for any breach of fiduciary duty by such Director as a Director, except (i) for breach of the Director’s duty of loyalty to the Corporation or its shareholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) pursuant to Section 1053 of Title 18 of the OGCA, or (iv) for any transaction from which the Director derived an improper personal benefit. Any repeal or modification of this paragraph 13 shall not adversely affect any right to protection of a Director of the Corporation existing at the time of such repeal or modification with respect to acts or omissions occurring prior to such repeal or modification.

14. The affirmative vote of the holders of at least eighty percent (80%) of the voting power of all outstanding Voting Shares shall be required to amend, repeal, or adopt any provision inconsistent with paragraphs 2, 3, 6, 11 or 13 of this Article SEVENTH or this paragraph 14.

EIGHTH

Whenever compromise or arrangement is proposed between this Corporation and its creditors or any class of them and/or between this Corporation and its shareholders or any class of them, any court of equitable jurisdiction within the State of Oklahoma may, on the application in a summary way of this Corporation or of any creditor or shareholder thereof, or on the application of any receiver or receivers appointed for this Corporation under the provisions of Section 1106 of Title 18 of the OGCA, or on the application of trustees in dissolution or of any receiver or receivers appointed for this Corporation under the provisions of Section 1100 of Title 18 of the OGCA, order a meeting of the creditors or class of creditors, and/or of the shareholders or class of shareholders of this Corporation, as the case may be, to be summoned in such manner as the said Court directs. If holders of liabilities representing three-fourths (3/4) in value of the creditors or class of creditors and/or if holders of shares representing three-fourths (3/4) of the shares held by such shareholders or class of shareholders of this Corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of this Corporation as consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the Court to which the said application has been made, be binding on all the creditors or class of creditors, and/or on all the shareholders or class of shareholders, of this Corporation, as the case may be, and also on this Corporation.

NINTH

No holder of stock of the Corporation of any class shall have any preferential, preemptive or other right to subscribe for or to purchase from the Corporation any stock of the Corporation of any class whether or not now authorized, or to purchase any bonds, certificates of indebtedness, debentures, notes, obligations or other securities which the Corporation may at any time issue, whether or not the same shall be convertible into stock of the Corporation of any class or shall entitle the owner or holder to purchase stock of the Corporation of any class.

TENTH

1. Higher Vote for Certain Business Combinations. A Business Combination (as hereinafter defined) with or upon a proposal by a Related Person (as hereinafter defined) shall require, in addition to such approvals as are required by law, the approval of the Business Combination by either (a) a majority vote of all of the Independent Directors or (b) the holders of at least two-thirds (66-2/3%) of the shares otherwise entitled to vote as a single class with the Common Stock to approve such Business Combination (the “Applicable Shares”), excluding any shares owned by such Related Person; provided, however, that the provisions of this Article TENTH shall not apply to any Related Person who becomes a Related Person pursuant to a single transaction in which such Related Person acquires 85% of the Applicable Shares then outstanding in a single transaction; provided, further, that for the purpose of the immediately preceding proviso, Applicable Shares owned by (i) persons who are directors and also officers of the Corporation and (ii) employee stock plans, shall be excluded.

2. Certain Definitions. For purposes of this Article TENTH:

(a) A “person” shall mean any individual, firm, corporation or other entity, or a group of “persons” acting or agreeing to act together in the manner set forth in Rule 13d-5 under the Securities Exchange Act of 1934 (the “1934 Act”).

(b) The term “Business Combination” shall mean any of the following transactions, when entered into by the Corporation or a subsidiary of the Corporation with, or upon a proposal by, a Related Person:

(1) The merger or consolidation of the Corporation or any subsidiary of the Corporation; or

(2) The sale, lease, exchange, mortgage, pledge, transfer or other disposition (in one or a series of transactions) of any assets of the Corporation or any subsidiary of the Corporation having an aggregate fair market value of Five Million Dollars ($5,000,000) or more; or

(3) The issuance or transfer by the Corporation or any subsidiary of the Corporation (in one or a series of transactions) of securities of the Corporation or that subsidiary having an aggregate fair market value of Five Million Dollars ($5,000,000) or more, provided that issuances of Common Stock pursuant to conversions of Preferred Stock shall not be deemed a “Business Combination”; or

(4) The adoption of a plan or proposal for the liquidation or dissolution of the Corporation; or

(5) The reclassification of securities (including a reverse stock split), recapitalization, consolidation or any other transaction (whether or not involving a Related Person) which has the direct or indirect effect of increasing the voting power, whether or not then exercisable, of a Related Person in any class or series of capital stock of the Corporation or any subsidiary of the Corporation; or

(6) Any agreement, contract or other arrangement providing directly or indirectly for any of the foregoing.

(c) The term “Related Person” shall mean any person (other than the Corporation, a subsidiary of the Corporation or any profit sharing, employee stock ownership or other employee benefit plan of the Corporation or a subsidiary of the Corporation or any trustee of or fiduciary with respect to any such plan acting in such capacity) that is the direct or indirect beneficial owner (as defined in Rule 13d-3 and Rule 13d-5 under the 1934 Act) of more than ten percent (10%) of the outstanding Voting Shares of the Corporation and any Affiliate or Associate of any such person.

(d) The term “Independent Director” shall mean any member of the Board of Directors who is not affiliated with or nominated by a Related Person.

(e) “Affiliate” and “Associate” shall have the respective meanings ascribed to such terms in Rule 12b-2 under the 1934 Act.

(f) The term “Voting Shares”, at any time, shall mean the Common Stock and shares of any other class of capital stock of the Corporation then entitled to vote generally in the election of directors.

(g) A majority of all Independent Directors shall have the power to make all determinations with respect to this Article TENTH, including, without limitation, the transactions that are Business Combinations, the persons who are Related Persons, the time at which a Related Person became a Related Person, and the fair market value of any assets, securities or other property, and any such determinations of such directors shall be conclusive and binding.

3. Applicability of the OGCA. Section 1090.3 of Title 18 of the OGCA shall be applicable to this Corporation.

4. No Effect on Fiduciary Obligations of Related Persons. Nothing contained in this Article TENTH shall be construed to relieve any Related Person from any fiduciary obligation imposed by law.

5. Amendment, Repeal, etc. The affirmative vote of the holders of at least eighty percent (80%) of the voting power of all outstanding Voting Shares of the Corporation, voting together as a single class, shall be required in order to amend, repeal or adopt any provision inconsistent with this Article TENTH.

ELEVENTH

1. Unless otherwise specifically provided in this Certificate (including any Certificate of Designation with respect to any class or series of Preferred Stock), any action required or permitted to be taken by the shareholders of the Corporation must be effected by a vote of the shareholders at a duly called annual meeting or special meeting called for that purpose and may not be effected by any consent in writing of such shareholders.

2. The affirmative vote of the holders of at least eighty percent (80%) of the voting power of all outstanding Voting Shares, voting as a single class, shall be required to amend, repeal, or adopt any provision inconsistent with this Article ELEVENTH.

TWELFTH

1. Election. Section 1145 through 1155 of Title 18 of the OGCA, as the same may be amended, shall not apply to the Corporation as of January 17, 1998.

2. Amendment. The affirmative vote of the holders of at least sixty-six and two-thirds percent (66 2/3%) of the voting power of all outstanding equity securities of the Corporation, voting as a class, shall be required in order to amend this Article TWELFTH.

Each of the undersigned hereby certify that this Amended and Restated Certificate of Incorporation was duly proposed by the Directors of the Corporation through the adoption of a resolution setting forth this Amended and Restated Certificate of Incorporation, declaring its advisability and directing that it be considered at the next annual meeting of shareholders, in accordance with the provisions of Sections 1077 and 1080 of the OGCA, and that this Amended and Restated Certificate of Incorporation was subsequently adopted by the shareholders of the Corporation in the manner and by the vote prescribed in Section 1077 of the OGCA.

IN WITNESS WHEREOF, the Corporation has caused this certificate to be signed by its President and Chief Executive Officer and attested by its Secretary, this 3rd day of July, 2017.

ONEOK, INC.

By:	/s/ Terry K. Spencer
Name:	Terry. K. Spencer
Title:	President and Chief Executive Officer

ATTEST:

By:	/s/ Eric Grimshaw
Name:	Eric Grimshaw
Title:	Vice President, Associate
General Counsel and Secretary

CERTIFICATE OF CORRECTION

TO THE SECRETARY OF STATE OF OKLAHOMA:

The undersigned corporation, for the purpose of correcting its amended and restated certificate of incorporation as that instrument was filed in the Office of the Secretary of State of Oklahoma on May 15, 2008, pursuant to Section 1007 of the Oklahoma General Corporation Act (as amended, the “OGCA”), hereby certifies:

1. The name of the corporation as it appears on the records of the Secretary of State of the State of Oklahoma is: “ONEOK, Inc.”

2. An Amended and Restated Certificate of Incorporation (the “Certificate”) was filed with the Secretary of State of the State of Oklahoma on May 15, 2008, and the Certificate requires correction as permitted by Section 1007(F) of the OGCA.

3. The inaccuracy or defect of the Certificate to be corrected is the inadvertent omission as exhibits thereto of two Certificates of Designation and the inadvertent omission of a reference to such Certificates of Designation in Article Fourth of the Certificate.

4. The Certificate is corrected first by adding the following paragraph after paragraph 1(a) of Article Fourth:

“(b) Designations. Of the Preferred Stock, 20,000,000 shares have been designated as Convertible Preferred Stock, Series A, 30,000,000 have been designated as Convertible Preferred Stock, Series B and 1,000,000 shares have been designated as Series C Participating Preferred Stock. The Certificate of Designation for the Convertible Preferred Stock, Series A and Convertible Preferred Stock, Series B is attached hereto as Exhibit A, and the Certificate of Designation for the Series C Participating Preferred Stock is attached hereto as Exhibit B, and the voting powers, designations, preferences and relative, participating, optional or other special rights, and the qualifications, limitations or restrictions for each of the Convertible Preferred Stock, Series A, the Convertible Preferred Stock, Series B and the Series C Participating Preferred Stock contained in such Certificates of Designation are incorporated herein by reference.”

5. The Certificate is secondly corrected by attaching the following to the Certificate as Exhibit A:

EXHIBIT A

CERTIFICATE OF THE DESIGNATIONS, POWERS, PREFERENCES AND RELATIVE,

PARTICIPATING, OPTIONAL OR OTHER RIGHTS, AND THE QUALIFICATIONS,

LIMITATIONS OR RESTRICTIONS THEREOF, OF

CONVERTIBLE PREFERRED STOCK

OF

WAI, INC.

Pursuant to Section 1032 of the

General Corporation Act of the State of Oklahoma

WAI, INC., an Oklahoma corporation (the “Corporation”), does hereby certify that the Board of Directors of the Corporation duly adopted the following resolution, at a meeting duly convened and held on November 25, 1997, in respect of two series of Preferred Stock, par value $0.01 per share, of the Corporation, pursuant to authority conferred upon the Board by Article Fourth of the Certificate of Incorporation of the Corporation and in accordance with Section 1032 of the General Corporation Act of the State of Oklahoma:

BE IT RESOLVED, that the issuance of two series of Preferred Stock of the Corporation is hereby authorized, and the designation, amount, powers, preferences and relative, participating, optional and other special rights and qualifications, limitations and restrictions thereof, of the shares of such series of Preferred Stock of the Corporation, are hereby fixed as follows:

1. Designation; Class and Amount; Certain Definitions. The two series of Preferred Stock, the issuance of which is hereby authorized, shall comprise twenty million (20,000,000) shares the distinctive serial designation of which shall be “Preferred Stock, Series A”, which is sometimes herein referred to as “Convertible Preferred Stock, Series A” and thirty million (30,000,000) shares the distinctive serial designation of which shall be “Preferred Stock, Series B”, which is sometimes herein referred to as “’Convertible Preferred Stock, Series B” and, together with the Convertible Preferred Stock, Series A, the “Convertible Preferred Stock”. Each share of Convertible Preferred Stock, Series A shall be identical in all respects with all other shares of Convertible Preferred Stock, Series A and each share of Convertible Preferred Stock, Series B shall be identical in all respects with all other shares of Convertible Preferred Stock, Series B. The number of shares of Convertible Preferred Stock which are purchased or otherwise acquired by the Corporation or converted into Common Stock shall be cancelled and shall revert to authorized but unissued shares of Convertible Preferred Stock undesignated as to series. Certain capitalized terms used herein have the meanings specified therefor in Section 10 below.

2. Dividends; Priority.

(a) (i) Payments of Dividend: Convertible Preferred Stock, Series A. Each Holder of shares of Convertible Preferred Stock, Series A, shall be entitled to receive, when and if declared by the Board of Directors, in respect of each share of Convertible Preferred Stock, Series A, out of the funds of the Corporation legally available therefor, quarterly cash dividend payments for each Dividend Period or portion thereof during which such share of Convertible Preferred Stock, Series A is outstanding. Such dividend payments shall be made: (A) during the First Dividend Stage, in an amount determined by multiplying (x) the dividend amount declared in respect of each share of the Corporation’s common stock, par value $0.01 per share (the “Common Stock”) for such Dividend Period (such amount payable being adjusted appropriately as set forth in Section 7(d) to reflect any stock split, stock dividend, reverse stock split, reclassification or any transaction with a comparable effect upon the Common Stock), times (y) 1.5; and (B) during the Second Dividend Stage, in an amount determined by multiplying (x) the dividend amount declared in respect of each share of Common Stock of the Corporation for such Dividend Period (such amount payable being adjusted appropriately as set forth in Section 7(d) to reflect any stock split, stock dividend, reverse stock split. reclassification or any transaction with a comparable effect upon the Common Stock), times (y) 1.25, provided, however, that in no event during either the First or the Second Dividend Stage shall the aggregate annual dividend amount payable in respect of each share of Convertible Preferred Stock, Series A be less than $1.80. No interest, or sum of money in lieu of interest, shall be payable in respect of any dividend payment or payments on shares of Convertible Preferred Stock, Series A which are not paid.

(ii) Payments of Dividend: Convertible Preferred Stock, Series B. Each Holder of shares of Convertible Preferred Stock, Series B, shall be entitled to receive, when and if declared by the Board of Directors, in respect of each share of Convertible Preferred Stock, Series B, out of the funds of the Corporation legally available therefor, quarterly cash dividend payments for each Dividend Period or portion thereof during which such share of Convertible Preferred Stock, Series B is outstanding. Such dividend payments shall be made in an amount determined by multiplying (x) the dividend amount declared in respect of each share of Common Stock of the Corporation for such Dividend Period (such amount payable being adjusted appropriately as set forth in Section 7(d) to reflect any stock split, stock dividend, reverse stock split, reclassification or any transaction with a comparable effect upon the Common Stock) times (y) 1.25, provided, however, that in no event during the First Dividend Stage, shall the aggregate annual dividend amount payable in respect of each share of Convertible Preferred Stock, Series B be less than $1.50 and provided, further, that in no event during the Second Dividend Stage, shall the aggregate annual dividend amount payable in respect of each share of Convertible Preferred Stock, Series B be less than $1.80. No interest or sum of money in lieu of interest shall be payable in respect of any dividend payment or payments on shares of Convertible Preferred Stock, Series B which are not paid.

(b) Payment and Record Dates. Dividends accrued on the Convertible Preferred Stock in respect of each Dividend Period shall be payable, when and if declared by the Board of Directors, in arrears prior to or concurrently with each date of payment (each such date, a “Dividend Payment Date’’) by the Corporation of quarterly cash dividends on the Common Stock in respect of such Dividend Period; provided, however, that if any such day is not a Business Day the applicable Dividend Payment Date shall be the next succeeding day that is a Business Day;

and provided, further that if no quarterly cash dividends are paid on the Common Stock in respect of any such Dividend Period, the Dividend Payment Date shall mean such date as may be determined by the Board of Directors within three months following the end of such Dividend Period. Dividends on the Convertible Preferred Stock shall accrue based on the then-current dividend amount on a daily basis from the commencement of each Dividend Period. Dividends will cease to accrue in respect of any shares of Convertible Preferred Stock on the Surrender Date (as defined below) in respect of a mandatory conversion pursuant to Section 7(c) or on the Surrender Date in respect of a voluntary conversion pursuant to Section 7(a). Dividends payable on the Convertible Preferred Stock for any Dividend Period constituting less than a full fiscal quarter shall be computed ratably on the basis of a 360-day year or 12 30-day months. Dividends for any Dividend Period shall not be cumulative to the extent not paid in full on each Dividend Payment Date. Dividends on the Convertible Preferred Stock in respect of any Dividend Period unpaid as of the Dividend Payment Date for such Dividend Period shall permanently remain unpaid. The foregoing notwithstanding, dividends on account of arrears for any past Dividend Periods may be declared and paid at any time, without reference to any regular Dividend Payment Date. Dividends shall be payable to the Holders as they appear on the Stock Books not exceeding 40 days preceding the relevant Dividend Payment Date. Dividends shall be paid in cash, by wire transfer in immediately available funds to the accounts designated by the respective Holders in written notices given to the Corporation at least five Business Days prior to the payment date or by such other means as may be agreed to by the Corporation and the respective Holders, such wire transfer to be effected for good value on or before the Dividend Payment Date.

(c) Dividend Rate: Calculation of Dividend Rate: Notice.

(i) The First Dividend Stage shall commence upon the initial issuance of Convertible Preferred Stock and shall cease upon the fifth anniversary of the Closing Date.

(ii) The Second Dividend Stage shall commence upon the fifth anniversary of the Closing Date and shall continue for so long as any shares of Convertible Preferred Stock shall remain outstanding.

(iii) Notwithstanding anything in this Certificate of Designations to the contrary, the holders of the Convertible Preferred Stock shall participate in all Special Dividends on a share for share basis with the holders of Common Stock, as if shares of the Convertible Preferred Stock were converted into Common Stock immediately prior to the record date with respect to each such Special Dividend, and Special Dividends shall not be taken into account in determining the annual dividend rate of the Convertible Preferred Stock for purposes of Section 2(a) hereof.

(d) The Corporation will cause written notice of each dividend amount on the Convertible Preferred Stock to be given to each Holder within five Business Days after it is determined by the Board of Directors. Notwithstanding the foregoing, if the Corporation shall not declare quarterly cash dividends on its Common Stock for any Dividend Period, the dividend amount on the Convertible Preferred Stock for purposes of Section 2(a) hereof shall be computed by reference to the dividend amount on the Common Stock for the most recent Dividend Period in respect of which dividends (other than Special Dividends) were paid.

(e) Priority as to Dividends; Restriction on Dividends, Redemption, etc. The Corporation shall not, for so long as the Convertible Preferred Stock shall remain outstanding, directly or indirectly, declare or pay or set apart for payment any dividends (including cumulative dividends) or make (or permit any Subsidiary to make) any other distributions on, or payment on account of the purchase, redemption or other retirement or acquisition for value of the Common Stock, any other capital stock of the Corporation ranking junior to the Convertible Preferred Stock as to dividends or as to distribution of assets upon any liquidation, dissolution or winding up of the affairs of the Corporation or any options, warrants or rights to purchase or acquire Common Stock or any such capital stock or any securities convertible into or exchangeable for shares of Common Stock or any such capital stock, except that such payment of dividends and such other distributions and payments may be made so long as full dividends payable on the Convertible Preferred Stock for the Dividend Period commencing immediately prior to the date of such dividend, distribution or other payment have been or are concurrently paid (or a sum sufficient for the payment thereof set apart for such payment subject to declaration thereof); provided, however, that the foregoing restrictions shall not apply to: (i) any dividend payable solely in shares of any stock of the Corporation ranking, as to dividends and as to distribution of assets upon any liquidation, dissolution or winding-up of the affairs of the Corporation, junior to the Convertible Preferred Stock (or payable solely in options, warrants or rights to purchase or acquire any such stock) or (ii) any distribution pursuant to any employee or director incentive or benefit plan or arrangement (including any employment, severance or consulting agreement) of the Corporation or any Subsidiary heretofore or hereafter adopted; or (iii) any distribution pursuant to a redemption, at the stated redemption price, of any rights granted to Holders of Common Stock pursuant to a stockholder rights plan; or (iv) any dividend approved in writing by the holders of at least 66 2/3 percent of all shares of Convertible Preferred Stock then outstanding. Holders of shares of Convertible Preferred Stock shall be entitled to receive dividends in accordance with the foregoing clause (a) of this Section 2 in preference to and in priority over any dividend upon any securities junior to the Convertible Preferred Stock.

3. Voting Rights.

(a) Holders of shares of Convertible Preferred Stock, voting together as a single class with holders of shares of Common Stock (and with holders of any other class or series of stock which may similarly be entitled to vote with the holders of Common Stock) shall be entitled at any meeting of stockholders called for the purpose of voting on (or acting by written consent without need of any advance notice) Opt-out Amendment (as defined in the Merger Agreement) (ii) any proposed amendment to the Certificate of Incorporation or By-Laws which would reasonably have the effect of modifying in any way the Opt-out Amendment or would reasonably cause the Corporation to become subject to (a) the Control Share Acquisition Statute (as defined in the Merger Agreement) or (b) any other provisions which are substantially similar to the Control Share Acquisition Statute or (iii) any transaction or series of transactions submitted to a vote of the stockholders of the Corporation which, if consummated, would constitute a Change in Control, to vote with respect to such transaction(s). When voting together with the holders of shares of Common Stock on any such transaction(s), each share of Convertible Preferred Stock shall carry, as of the record date applicable to such vote, a number of votes equal to the number of votes carried in the aggregate by the number of shares of Common Stock issuable upon conversion of one share of Convertible Preferred Stock into Common Stock in accordance with Section 7 below.

(b) Except as provided by this Section 3 and Sections 4 and 8 below, or as otherwise may be required by applicable law, the Holders of Convertible Preferred Stock shall not be entitled, by virtue of their being Holders thereof, to vote in any election of directors to the Board of the Corporation, or with respect to any other matter submitted to the stockholders of the Corporation. Where a vote of the Holders, voting as a separate class, may be required by applicable law or by this Section 3 or Section 4 or 8, each share of Convertible Preferred Stock Series A and each share of Convertible Preferred Stock, Series B, shall carry one vote.

4. Covenants.

So long as any shares of Convertible Preferred Stock are outstanding, the Corporation covenants and agrees with and for the benefit of the Holders of such shares that without the affirmative vote or consent of Holders of 66 2/3 percent of all shares of the Convertible Preferred Stock then outstanding, voting as a separate class in person or by proxy or by written consent delivered to the Secretary of the Corporation, the Corporation shall not amend, alter or repeal any provision of the Certificate of Incorporation of the Corporation, this Certificate of Designations, or any amendment or supplement to any of the foregoing, so as to affect adversely the rights, powers, preferences, qualifications, limitations or restrictions of any Holder of Convertible Preferred Stock.

5. Redemption. Shares of the Convertible Preferred Stock shall not be redeemable, in whole or in part, in any event, at the option of the Corporation.

6. Liquidation Preference. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation, the Holders of shares of Convertible Preferred Stock then outstanding shall be entitled to be paid out of the assets of the Corporation available for distribution to its stockholders an amount per share in cash equal to the amount that would be payable on one share of Common Stock (such amount payable being adjusted appropriately to reflect any stock split, stock dividend, reverse stock split, or any transaction with comparable effect upon the Common Stock and assuming conversion of all shares of Convertible Preferred Stock then outstanding into shares of Common Stock immediately prior to such liquidation, dissolution or winding up), plus all dividends then due on the Convertible Preferred Stock (the “Liquidation Preference”). This entitlement of the Holders of shares of Convertible Preferred Stock shall be satisfied before any similar payment shall be made or any assets distributed to the holders of the Common Stock or any other security junior in rank to the Convertible Preferred Stock as to distribution of assets upon such dissolution, liquidation or winding up. If the assets of the Corporation are not sufficient to pay in full the liquidation payments payable to all of the Holders of the outstanding shares of Convertible Preferred Stock, then the Holders of all such shares shall share ratably in such distribution of assets in accordance with the respective liquidation preferences to which they are entitled. For the purposes of this section, neither the voluntary sale, conveyance, exchange or transfer (for cash, shares of stock, securities or other consideration) of all or substantially all of the property or assets of the Corporation nor the consolidation or merger of the Corporation with one or more other corporations shall be deemed to be a liquidation, dissolution or winding up, voluntary or involuntary; unless such voluntary sale, conveyance, exchange or transfer shall be in connection with a dissolution or winding up of the business of the Corporation.

7. Conversion. (a) Conversion Right. At any time after the occurrence of a Regulatory Change, each share of Convertible Preferred Stock shall be convertible at the option of the Holder thereof into one fully paid and nonassessable share of Common Stock (as adjusted pursuant to Section 7(d) hereof).

(b) (i) Conversion Procedures. Any Holder of shares of Convertible Preferred Stock desiring to convert such shares into Common Stock shall surrender the certificate(s) evidencing such shares of Convertible Preferred Stock of the Holder at the office of the transfer agent appointed for the purpose of such conversion by the Corporation. Such surrendered certificate(s), if the Corporation shall so require, shall be duty endorsed to the Corporation or in blank, or accompanied by proper instruments of transfer to the Corporation or in blank, and, in the case of any conversion other than a mandatory conversion pursuant to clause (c) of this Section 7 below, shall be accompanied by written notice to the Corporation that the Holder elects so to convert such shares of Convertible Preferred Stock, which notice shall specify the name or names (with address or addresses) in which the Holder wishes the certificate(s) evidencing shares of Common Stock to be issued in exchange for that certificate or those certificates so surrendered.

(ii) The Corporation shall, within five Business Days after such surrender of certificates evidencing shares of Convertible Preferred Stock accompanied by written notice and in compliance with any other conditions contained herein, issue and deliver, or cause to be issued and delivered, to the person(s) for whose account such certificate(s) evidencing shares of Convertible Preferred Stock were so surrendered, or to the nominee(s) of such Person(s), certificates representing the number of full shares of Common Stock to which such Person shall be entitled pursuant to the then-applicable conversion rate. Such conversion shall be deemed to have been made on the date of such surrender of the certificate(s) evidencing shares of Convertible Preferred Stock to be converted (the “Surrender Date”) and the Person(s) entitled to receive the Common Stock deliverable upon conversion of such Convertible Preferred Stock shall be treated for all purposes as the record holder(s) of such Common Stock on such date and thereafter. Conversion of Preferred Stock may otherwise be achieved in accordance with such procedures as the Corporation and a majority of the Holders may agree.

(iii) In the event that fewer than all shares of Convertible Preferred Stock represented by a surrendered certificate are to be converted hereunder, a new certificate shall be issued at the Corporation’s expense representing the shares of Convertible Preferred Stock not so converted.

(iv) Effective on the day following the Surrender Date, dividends shall cease to accrue on any shares of Convertible Preferred Stock surrendered for conversion, such shares of Convertible Preferred Stock shall no longer be deemed outstanding, all rights of the Holders thereof as preferred stockholders of the Corporation shall cease (other than the right to receive dividends declared or otherwise payable, to Holders of Convertible Preferred Stock on a record date prior to the Surrender Date) and thereupon the certificate(s) theretofore representing shares of Convertible Preferred Stock shall represent only the right to receive the Common Stock deliverable upon conversion in respect thereof.

(v) If any shares of Convertible Preferred Stock are surrendered for conversion subsequent to the record date preceding a Dividend Payment Date but on or prior to such Dividend Payment Dare (except shares called for redemption on a redemption date between such record date and such Dividend Payment Date), the Holder of such shares at the close of business on such record date shall be entitled to receive the dividend payable on such shares on such Dividend Payment Date notwithstanding the conversion thereof.

(c) Mandatory Conversion. Immediately upon the transfer of Beneficial Ownership of any share of Convertible Preferred Stock to any Person other than the Shareholder or an Affiliate of the Shareholder, such share of Convertible Preferred Stock shall convert into one fully-paid and non-assessable share of Common Stock (as adjusted pursuant to Section 7(d)), in accordance with the procedures provided in clause (b) of this Section 7.

(d) The conversion rate shall be adjusted from time to time as follows:

(i) In case the Corporation shall, at any time or from time to time while any of the shares of Convertible Preferred Stock are outstanding: (A) pay a dividend in shares of its Common Stock, (B) subdivide its outstanding shares of Common Stock into a smaller number of shares, or (C) combine its outstanding shares of Common Stock into a smaller number of shares, the conversion rate in effect immediately prior to such action shall be adjusted so that the Holder of any shares of Convertible Preferred Stock thereafter surrendered for conversion shall be entitled to receive the number of shares of Common Stock which such Holder would have owned or have been entitled to receive immediately following such action had such shares of Convertible Preferred Stock been converted immediately prior thereto. An adjustment made pursuant to this Section 7(d)(i) shall become effective retroactively to immediately after the opening of business on the Business Day following the record date in the case of a dividend and shall become effective immediately after the opening of business on the Business Day following the effective date in the case of a subdivision or combination. If, as a result of an adjustment made pursuant to this Section 7(d)(i), the Holder of any shares of Convertible Preferred Stock thereafter surrendered for conversion shall become entitled to receive shares of two or more classes of capital stock of the Corporation, the Board of Directors (whose determination shall be conclusive) shall determine the allocation of the adjusted conversion rate between or among shares of such classes of capital stock.

(ii) In case the Corporation shall, at any time or from time to time while any of the shares of Convertible Preferred Stock are outstanding, issue rights or warrants to all holders of shares of its Common Stock entitling them to subscribe for or purchase shares of Common Stock (or securities convertible into or exchangeable for Common Stock) at a price per share less than the current Market Price per share of Common Stock, at such record date, the conversion rate shall be adjusted so that it shall equal the rate determined by multiplying the conversion rate in effect immediately prior to the date of issuance of such rights or warrants by a fraction, the numerator of which shall be the number of shares of Common Stock outstanding on the date of issuance of such rights or warrants plus the number of additional shares of Common Stock offered for subscription or purchase, and the denominator of which shall be the number of shares of Common Stock outstanding on the date of issuance of such rights or warrants plus the number of shares which the aggregate offering price of the total number of shares so offered would purchase at such current market price. For the purposes of this Section 7(d)(ii), the issuance of rights or warrants to subscribe for or purchase securities convertible into Common Stock shall be deemed to be the issuance of rights or warrants to purchase the shares of Common Stock into which such securities are convertible at an aggregate offering price equal to the aggregate offering price of such securities plus the minimum aggregate amount (if any) payable upon conversion of such securities into shares of Common Stock; provided, however, that if all of the shares of Common Stock subject to such rights or warrants have not been issued when such rights or warrants expire, then, the conversion rate shall promptly be readjusted to the conversion rate which would then be in effect had the adjustment upon the issuance of such rights or warrants been made on the basis of the actual number of shares of Common Stock issued upon the exercise of such rights or warrants. The foregoing provision shall not apply to issuances of rights pursuant to a stockholder rights plan provided that such rights are issued together with the Common Stock upon conversion of the Convertible Preferred Stock. An adjustment made pursuant to this Section 7(d)(ii) shall become effective retroactively immediately after the record date for the determination of stockholders entitled to receive such rights or warrants.

(iii) In case the Corporation shall, at any time or from time to time while any of the shares of Convertible Preferred Stock are outstanding, distribute to all holders of shares of its Common Stock evidences of its indebtedness or securities or assets (excluding cash dividends payable out of consolidated earnings or retained earnings or dividends payable in shares of Common Stock) or rights or warrants to subscribe for securities of the Corporation or any of its subsidiaries (excluding those referred to in Section 7(d)(ii)), then in each such case the conversion rate shall be adjusted so that it shall equal the rate determined by multiplying the conversion rate in effect immediately prior to the date of such distribution by a fraction, the numerator of which shall be the current Market Price per share of the Common Stock on the record date referred to below, and the denominator of which shall be such current market price per share of the Common Stock less the then fair market value of the portion of the assets or evidences of indebtedness or securities or assets so distributed or of such subscription rights or warrants applicable to one share of Common Stock. Such adjustment shall become effective retroactively immediately after the record date for the determination of stockholders entitled to receive such distribution.

(iv) The Corporation shall be entitled at its option to make such additional adjustments in the conversion rate, in addition to those required by subsections 7(d)(i), 7(d)(ii) and 7(d)(iii), as shall be necessary in order that any dividend or distribution in shares of stock, subdivision or combination of shares of Common Stock, issuance of rights or warrants, evidences of indebtedness or assets (other than cash dividends payable out of consolidated earnings or retained earnings) referred to above, shall not be taxable to the Holders of shares of Convertible Preferred Stock.

(v) In any case in which this Section 7(d) shall require that an adjustment be made retroactively immediately following a record date, the Corporation may elect to defer (but only for five (5) Business Days following the filing of the statement referred to in Section 7(d)(vii)) issuing to the holder of any shares of this Series converted after such record date (A) the shares of Common Stock and other capital stock of the Corporation issuable upon such conversion over and above (B) the shares of Common Stock and other capital stock of the Corporation issuable upon such conversion on the basis of the conversion rate prior to adjustment.

(vi) Notwithstanding any other provisions of this Section 7(d), the Corporation shall not be required to make any adjustment of the conversion rate (A) in respect of any Special Dividend in which the holders of Convertible Preferred Stock participate as provided in Section 2(c)(iii) or (B) unless such adjustment would require an increase or decrease of at least 1% in such rate (any lesser adjustment shall be carried forward and shall be made at the time of and together with the next subsequent adjustment which, together with any adjustment or adjustments so carried forward, shall amount to an increase or decrease of at least 1% in such rate).

(vii) Whenever an adjustment in the conversion rate is required, the Corporation shall forthwith place on file with its Transfer Agent a statement signed by its Chief Executive Officer, Chief Financial Officer or a Vice President and by its Secretary, Assistant Secretary, Treasurer or Assistant Treasurer, stating the adjusted conversion rate determined as provided herein. Such statements shall set forth in reasonable detail such facts as shall be necessary to show the reason and the manner of computing such adjustment. Promptly after the adjustment of the conversion rate, the Corporation shall mail a notice thereof to each holder of shares of Convertible Preferred Stock.

(e) Reservation of Shares; Etc. (i) The Corporation shall at all times reserve and keep available, free from preemptive rights, out of its authorized and unissued stock, such number of shares of its Common Stock as shall from time to time be sufficient to effect the conversion of all shares of the Convertible Preferred Stock from time to time outstanding, solely for the purpose of effecting such conversion. The Corporation shall, from time to time, in accordance with the laws of the State of Oklahoma, increase the authorized number of shares of Common Stock if at any time the number of shares of authorized and unissued Common Stock shall not be sufficient to permit the conversion of all the then-outstanding shares of Convertible Preferred Stock.

(ii) If any shares of Common Stock required to be reserved hereunder for purposes of conversion require registration with or approval of any governmental authority under any Federal or state law before such shares may be issued upon conversion, the Corporation shall, in good faith and as expeditiously as possible, cause such shares to be duly registered or approved as the case may be. If the Common Stock is listed on the New York Stock Exchange or any other national or foreign securities exchange, the Corporation shall, if permitted by the rules of such exchange, list and keep listed on such exchange, upon official notice of issuance, all shares of Common Stock issuable upon conversion of Convertible Preferred Stock.

(iii) The Corporation will pay any and all taxes that may be payable in respect of the issuance or delivery of shares of Common Stock upon conversion of shares of Convertible Preferred Stock pursuant hereto. The Corporation shall not, however, be required to pay any tax which may be payable in respect of any transfer involved in the issuance and delivery of shares of Common Stock in a name other than that in which the shares of Convertible Preferred Stock so converted were registered and no such issuance or delivery shall be made unless and until the person requesting such issuance has paid to the Corporation the amount of any such tax or has established to the satisfaction of the Corporation that such tax has been paid.

(f) Reclassifications, Consolidations, Mergers or Sales of Assets. In case of (i) any reclassification or change of outstanding shares of Common Stock (other than a change in par value or from par value to no par value or from no par value to par value, or as a result of a subdivision or combination) or (ii) any consolidation or merger of the Corporation with one or more other corporations (other than a consolidation or merger in which the Corporation is the continuing corporation and which does not result in any reclassification or change of outstanding shares of Common Stock issuable upon conversion of Convertible Preferred Stock), (iii) any sale or conveyance to another corporation or other entity of all or substantially all of the property of the Corporation, or (iv) any other transaction which would constitute a Change in Control of the Corporation, then the Corporation, or such successor corporation or other entity, as the case may be, shall make appropriate provision so that the holder of each share of Convertible Preferred Stock then outstanding shall have the right to convert such share into the kind and amount of shares of stock or other securities and property receivable upon such consolidation, merger, sale, reclassification, change or conveyance by a holder of the number of shares of Common Stock into which such shares of Convertible Preferred Stock might have been converted immediately prior to such consolidation, merger, sale, reclassification, change or conveyance, subject to adjustment which shall be as nearly equivalent as may be practicable to the adjustments provided for in Section 7(d). The provisions of this paragraph shall apply similarly to successive consolidations, mergers, sales or conveyances.

8. Priority. The Convertible Preferred Stock shall be senior in rank, both as to dividends and as to distribution of assets upon any liquidation, dissolution or winding up of the affairs of the Corporation, to the Common Stock, or any class of equity securities of the Corporation which by its terms are junior to the Convertible Preferred Stock, and shall not be junior in rank with respect to any class or series of preferred stock that may be issued by the Corporation, unless the Holders of 66 2/3 percent of the outstanding shares of the Convertible Preferred Stock shall consent to the creation, reclassification or authorization of any class or series of the Corporation’s capital stock ranking prior to the Convertible Preferred Stock as to dividends or as to distributions of assets upon liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, or any security convertible into shares of such class or series. Except as otherwise provided in this Certificate of Designations, the Convertible Preferred Stock, Series A shall be deemed to rank on a parity with the Convertible Preferred Stock, Series B.

9. Notices. The Corporation shall provide notice to each Holder of any action taken or proposed to be taken or any determination made by the Corporation and/or the Shareholder under the terms of this Certificate of Designations. Notice of any such action or determination by the Corporation and/or the Shareholder and all other notices and other communications provided for in this Certificate of Designations shall be delivered by facsimile and by reputable overnight courier:

(a)	If to the Corporation, to:

WAI, Inc.

100 West Fifth Street

Tulsa, Oklahoma 74103

Facsimile: (918) 588-7960

Attn: President

with a copy to:

Gable Gotwals Mock Schwabe Kihle Gaberino

100 West Fifth Street. Suite 1000

Tulsa, Oklahoma 74103

Facsimile: (918) 583-7873

Attn: Donald H. Kihle, Esq.

and

Fried, Frank, Harris, Shriver & Jacobson

One New York Plaza

New York, New York 10004

Facsimile: (212) 859-4000

Attn: F. William Reindel, Esq.

or such other address as the Corporation shall have furnished to the Holders in writing,

(b)	if to a Holder and/or the Shareholder, to the address and facsimile number of such Holder listed on the Stock Books of the Corporation.

10. Definitions. Certain capitalized terms are used herein as defined below:

“Affiliate” shall mean, with respect to any Person, any other Person that directly or indirectly through one or more intermediaries controls or is controlled by or is under common control with such Person. For the purposes of this definition, “control,” when used with respect to any particular Person, means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms “controlling” and “controlled” have meanings correlative to the foregoing.

“Beneficial Owner” (and, with correlative meanings, “Beneficially Own” and, “Beneficial Ownership”) of any interest means a Person who, together with his, her or its Affiliates, is or may be deemed a beneficial owner of such interest for purposes of Rule 13d-3 or 13d-5 under the Exchange Act of 1934, or who, together with his, her, or its Affiliates, has the right to become such a beneficial owner of such interest (whether such right is exercisable immediately or only after the passage of time) pursuant to any agreement, arrangement or understanding, or upon the exercise, conversion or exchange of any warrant, right or other instrument, or otherwise.

“Board” shall mean the Board of Directors of the Corporation in office at the applicable time, as elected in accordance with the By-Laws of the Corporation and with the Stockholder Agreement.

“Business Day” means any day other than a Saturday, a Sunday, a day on which the New York Stock Exchange is closed or a day on which state or federally chartered banking institutions in New York, New York are not required to be open.

“By-Laws” shall mean the By-Laws of the Corporation, in the form specified in the Merger Agreement, as they may be amended from time to time.

“Certificate of Designations” means this Certificate of Designations, Powers, Preferences and Relative, Participating, Optional or other Rights, and the Qualifications, Limitations or Restrictions Thereof, creating the Convertible Preferred Stock, Series A and Convertible Preferred Stock, Series B.

“Certificate of Incorporation” shall mean the Certificate of Incorporation of the Corporation, in the form specified in the Merger Agreement, as it may be amended from time to time.

“Change in Control” shall mean the occurrence of any one of the following events:

(1)

any Person (other than WRI and/or its Affiliates) becoming the Beneficial Owner, directly or indirectly, of Voting Securities, pursuant to the consummation of a merger, consolidation, sale of all or substantially all of the Corporation’s assets, share exchange or similar form of corporate transaction involving the Corporation or any of its subsidiaries that requires the approval of the Corporation’s shareholders, whether for such transaction or the issuance of securities in such transaction, so as to cause such Person’s Voting Ownership Percentage to exceed the Control Percentage (as defined below); provided, however, that the event described in this paragraph (1) shall not be deemed to be a Change in Control if it occurs as the result of any of the following acquisitions: (A) by any employee benefit plan sponsored or maintained by the Corporation or any Affiliate, or (B) by any underwriter temporarily holding securities pursuant to an offering of such securities;

(2)

the consummation of a merger, consolidation, sale of all or substantially all of the Corporation’s assets, share exchange or similar form of corporate transaction involving the Corporation or any of its subsidiaries that requires the approval of the Corporation’s shareholders, whether for such transaction or the issuance of securities in such transaction, unless immediately following such transaction more than 50 percent of the total voting power of (x) the corporation resulting from such transaction, or (y) if applicable, the ultimate parent corporation that directly or indirectly has Beneficial Ownership of 100 percent of the voting securities eligible to elect directors of such resulting corporation, is represented by Voting Securities that were outstanding immediately prior to such transaction (or, if applicable, shares into which such Voting Securities were converted pursuant to such transaction), and such voting power among the holders of such Voting Securities that were outstanding immediately prior to such transaction is in substantially the same proportion as the voting power of such Voting Securities among the holders thereof immediately prior to such transaction; or

(3)	the consummation of a plan of complete liquidation or dissolution of the Corporation.

“Closing Date” means the date of consummation of the merger of ONEOK with and into the Corporation as provided in the Merger Agreement.

“Code” means the Internal Revenue Code of 1986, as amended.

“Common Stock” has the meaning specified in Section 2(a)(i) above.

“Control Percentage” shall mean a Voting Ownership Percentage of 15 percent, during the period prior to a Regulatory Change, and a Voting Ownership Percentage of 35 percent thereafter.

“Convertible Preferred Stock” has the meaning specified in Section 1 above.

“Dividend Period” means the applicable period from (and including) the Closing Date to the end of the first fiscal quarter after the Closing Date, and each fiscal quarter thereafter.

“Dividend Rate” has the meaning specified in Section 2(c) above.

“First Dividend Stage” has the meaning specified in Section 2(c)(iii) above.

“Holder” means a holder of record of a share or shares of Convertible Preferred Stock.

“Liquidation Preference” has the meaning specified in Section 6 above.

The “Market Price” for the Common Stock shall mean the average of the closing prices for such Common Stock for the twenty (20) Trading Days immediately prior to the date on which the Market Price is being determined; provided, however, that in the event that the current per share market price of the Common Stock is determined during a period following the announcement by the Corporation of (a) a dividend or distribution on the Common Stock payable in shares of Common Stock or securities convertible into Common Stock, or (b) any subdivision, combination or reclassification of the Common Stock and prior to the expiration of 20 Trading Days after the ex-dividend date for such dividend or distribution, or the record date for such subdivision, combination or reclassification, then, and in each such case, the current per share market price shall be appropriately adjusted to take into account ex-dividend trading or the effects of such subdivision, combination or reclassification. The closing price for each Trading Day shall be the last sale price, regular way, or, in case no such sale takes place on such day, the average of the closing bid and asked prices, regular way, in either case as reported in the principal consolidated transaction reporting system of the New York Stock Exchange or, if the Common Stock is no longer listed or admitted to trading on the New York Stock Exchange, as reported in the principal consolidated transaction reporting system with respect to the principal national securities exchange on which the Common Stock is then listed or admitted to trading or if the Common Stock is no longer listed or admitted to trading on any national securities exchange, the last quoted price or, if not so quoted, the average of the high bid and low asked prices in the over-the-counter market, as reported by the National Association of Securities Dealers, Inc. Automated Quotations System or such other system then in use, or, if on any such date the Common Stock is not quoted by any such organization, the average of the closing bid and asked prices as furnished by a professional market maker making a market in such security selected by a majority of the Board or, if on any such date no market maker is making a market in such security, the fair value as determined in good faith by a majority of the Board based upon the opinion of an independent investment banking firm of recognized standing.

“Merger Agreement” means the Agreement, dated as of December 12, 1996, between ONEOK and WRI, as amended and/or restated from time to time.

“ONEOK” means Oneok, Inc., a Delaware corporation.

“Person” means any individual, corporation, partnership, joint venture, trust, unincorporated organization, government or any agency or political subdivision thereof, or any other entity.

A “Regulatory Change” will be deemed to have occurred upon the receipt by the Shareholder of an opinion of the Shareholder’s counsel (which counsel must be reasonably acceptable to the Corporation) to the effect that either (1) the Public Utility Holding Company Act of 1935 (the “1935 Act”) has been repealed, modified, amended or otherwise changed or (2) the Shareholder has received an exemption, or, in the unqualified opinion of such counsel, is entitled without any regulatory approval to claim an exemption, or has received an approval or no-action letter from the Securities and Exchange Commission or its staff under the 1935 Act or has registered under the 1935 Act, or any combination of the foregoing, and as a consequence of (1) and/or (2) the Shareholder may fully and legally exercise the rights set forth in the Shareholder Agreement which take effect in the period after a Regulatory Change has occurred.

“Second Dividend Stage” has the meaning specified in Section 2(c)(ii) above.

“Shareholder” means WRI.

“Shareholder Agreement” means the Shareholder Agreement, dated as of November 26, 1997 between WAI and WRI.

“Special Dividend” rneans a dividend declared or paid on the Common Stock in respect of a recapitalization, spin-off, reorganization or other extraordinary transaction of the Corporation.

“Stock Books” means the stock transfer books of the Corporation relating to its Common Stock and Preferred Stock.

“Surrender Date” has the meaning specified in Section 7 above.

“Total Voting Power” shall mean, calculated at a particular point in time, the aggregate Votes represented by all then outstanding Voting Securities.

“Trading Day” shall mean a day on which the principal national securities exchange on which the Common Stock is listed or admitted to trading is open for the transaction of business.

“Votes” shall mean votes entitled to be cast generally in the election of any member of the Board, as elected in accordance with the provisions of the By-Laws, not including the votes that would be able to be cast by holders of shares of Convertible Preferred Stock upon the conversion of such shares to shares of Common Stock, unless such conversion shall occur or be deemed to occur.

“Voting Ownership Percentage” shall mean, calculated at a particular point in time, the Voting Power represented by the Voting Securities Beneficially Owned by the Person whose Voting Ownership Percentage is being determined.

“Voting Power” shall mean, calculated at a particular point in time, the ratio, expressed as a percentage, of (a) the Votes represented by the Voting Securities with respect to which the Voting Power is being determined to (b) Total Voting Power.

“Voting Securities” shall mean the Common Stock and shares of any other class of capital stock of the Corporation then entitled to vote generally in the election of any member of the Board, as elected in accordance with the provisions of the By-Laws and shall not include the Convertible Preferred Stock (or other securities convertible into Voting Securities) prior to its conversion into Common Stock (or other Voting Securities).

“WRI” means Western Resources, Inc., a Kansas corporation.

IN WITNESS WHEREOF, WAI, INC. has caused this Certificate to be made under the seal of the Corporation and signed and attested by the undersigned officers of the Corporation this 26th day of November, 1997.

WAI, INC.

By:	/s/ John K. Rosenberg
Name:	John K. Rosenberg
Title:	President

(Corporate Seal)

Attest:

By:	/s/ Richard D. Terrill
Name:	Richard D. Terrill
Title:	Secretary

6. The Certificate is thirdly corrected by attaching the following to the Certificate as Exhibit B:

EXHIBIT B

CERTIFICATE OF DESIGNATION, PREFERENCES AND

RIGHTS OF SERIES C PARTICIPATING

PREFERRED STOCK OF ONEOK, INC.

(PURSUANT TO SECTION 1032 OF THE GENERAL CORPORATION ACT

OF THE STATE OF OKLAHOMA)

We, Larry W. Brummett, Chairman, President, and Chief Executive Officer and Deborah B. Barnes, Secretary of ONEOK, Inc. (the “Corporation”), a corporation organized and existing under the General Corporation Act of the State of Oklahoma, in accordance with the provisions of Section 1007 thereof, DO HEREBY CERTIFY as follows:

That pursuant to the authority conferred upon the Board of Directors by the Certificate of Incorporation of the said Corporation, said Board of Directors on November 26, 1997, voted to create a series of one million shares of Preferred Stock designated as Series C Participating Preferred Stock:

RESOLVED, that pursuant to the authority granted to and vested in the Board of Directors of this Corporation in accordance with the provisions of the Corporation’s Certificate of Incorporation and Section 1032(g) of the General Corporation Law of the State of Oklahoma, the Board of Directors hereby creates a series of Preferred Stock of the Company and hereby states the designation and number of shares, and fixes the relative rights, preferences and limitations thereof (in addition to the provisions set forth in the Corporation’s Certificate of Incorporation which are applicable to the Preferred Stock of all classes and series) as follows:

Section 1. Designation and Amount. There shall be a series of Preferred Stock, par value $0.01 per share, of the Corporation which shall be designated as “Series C Participating Preferred Stock,” par value $0.01 per share, and the number of shares constituting such series shall be one million. Such number of shares may be increased or decreased by resolution of the Board of Directors or by resolution of the Executive Committee of the Board of Directors; provided, that no decrease shall reduce the number of shares of Series C Participating Preferred Stock to a number less than that of the shares then outstanding plus the number of shares issuable upon exercise of outstanding rights, options or warrants or upon conversion of outstanding securities issued by the Corporation.

Section 2. Dividends and Distributions.

(A) Subject to the prior and superior rights of the holders of any shares of any series of Preferred Stock and Preferred Stock ranking prior and superior to the Series C Participating Preferred Stock with respect to dividends, the holders of shares of Series C Participating Preferred Stock in preference to the holders of shares of Common Stock, par value $0.01 per share (the “Common Stock”), of the Corporation and any other junior stock, shall be entitled to receive, when, as and if declared by the Board of Directors out of funds legally available for the purpose, quarterly dividends payable in cash on the last day of each fiscal quarter of the Corporation in each year or such other dates as the Board of Directors of the Corporation shall approve (each such date being referred to herein as a “Quarterly Dividend Payment Date”), commencing on the first Quarterly Dividend Payment Date after the first issuance of a share or fraction of a share of Series C Participating Preferred Stock in an amount per share (rounded to the nearest cent) equal to the greater of (a) $1.00 or (b) subject to the provision for adjustment hereinafter set forth, 100 times the aggregate per share amount of all cash dividends, and 100 times the aggregate per share amount (payable in kind) of all non-cash dividends or other distributions other than a dividend payable in shares of Common Stock or a subdivision of the outstanding shares of Common Stock (by reclassification or otherwise), declared on the Common Stock since the immediately preceding Quarterly Dividend Payment Date, or, with respect to the first Quarterly Dividend Payment Date, since the first issuance of any share or fraction of a share of Series C Participating Preferred Stock. In the event the Corporation shall at any time after November 26, 1997 (the “Rights Declaration Date”) (i) declare any dividend on Common Stock payable in shares of Common Stock, (ii) subdivide (by a stock split or otherwise) the outstanding Common Stock, or (iii) combine (by a reverse stock split or otherwise) the outstanding Common Stock into a smaller number of shares, then in each such case the amount to which holders of shares of Series C Participating Preferred Stock were entitled immediately prior to such event under clause (b) of the preceding sentence shall be adjusted by multiplying such amount by a fraction the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

(B) The Corporation shall declare a dividend or distribution on the Series C Participating Preferred Stock as provided in paragraph (A) above at the time it declares a dividend or distribution on the Common Stock (other than a dividend payable in shares of Common Stock); provided, that in the event no dividend or distribution shall have been declared on the Common Stock during the period between any Quarterly Dividend Payment Date and the next subsequent Quarterly Dividend Payment Date, a dividend of $1.00 per share on the Series C Participating Preferred Stock shall nevertheless be payable on such subsequent Quarterly Dividend Payment Date.

(C) So long as any shares of the Series C Participating Preferred Stock are outstanding, no dividends or other distributions shall be declared, paid or distributed, or set aside for payment or distribution, on the Common Stock unless, in each case, the dividend required by this Section 2 to be declared on the Series C Participating Preferred Stock shall have been declared.

(D) The holders of the shares of the Series C Participating Preferred Stock shall not be entitled to receive any dividends or other distributions except as provided herein.

(E) Dividends shall begin to accrue and be cumulative on outstanding shares of Series C Participating Preferred Stock from the Quarterly Dividend Payment Date next preceding the date of issue of such shares of Series C Participating Preferred Stock unless the date of issue of such shares is prior to the record date for the first Quarterly Dividend Payment Date, in which case dividends on such shares shall begin to accrue from the date of issue of such shares, or unless the date of issue is a Quarterly Dividend Payment Date or is a date after the record date for the determination of holders of shares of Series C Participating Preferred Stock entitled to receive a quarterly dividend and before such Quarterly Dividend Payment Date in either of which events such dividends shall begin to accrue and be cumulative from such Quarterly Dividend Payment Date. Accrued but unpaid dividends shall not bear interest. Dividends paid on the shares of Series C Participating Preferred Stock in an amount less than the total of such dividends at the time accrued and payable on such shares shall be allocated pro rata on a share-by-share basis among all such shares at the time outstanding. The Board of Directors may fix a record date for the determination of holders of shares of Series C Participating Preferred Stock entitled to receive payment of a dividend or distribution declared thereon, which record date shall be no more than sixty (60) days prior to the date fixed for the payment thereof.

Section 3. Voting Rights. The holders of shares of Series C Participating Preferred Stock shall have the following voting rights:

(A) Subject to the provision for adjustment hereinafter set forth, each share of Series C Participating Preferred Stock shall entitle the holder thereof to 100 votes on all matters submitted to a vote of the stockholders of the Corporation. In the event the Corporation shall at any time after the Rights Declaration Date (i) declare any dividend on Common Stock payable in shares of Common Stock, (ii) subdivide (by a stock split or otherwise) the outstanding Common Stock, or (iii) combine (by a reverse stock split or otherwise) the outstanding Common Stock into a smaller number of shares, then in each such case the number of votes per share to which holders of shares of Series C Participating Preferred Stock were entitled immediately prior to such event shall be adjusted by multiplying such number by a fraction the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

(B) Except as otherwise provided herein or by law, the holders of shares of Series C Participating Preferred Stock and the holders of shares of Common Stock shall vote together as one class on all matters submitted to a vote of stockholders of the Corporation.

(C) (i) If at any time dividends on any Series C Participating Preferred Stock shall be in arrears in an amount equal to at least six (6) full quarterly dividends (whether or not declared and whether or not consecutive) thereon, the occurrence of such contingency shall mark the beginning of a period (herein called a “default period”) which shall extend until such time when all accrued and unpaid dividends for all previous quarterly dividend periods and for the current quarterly dividend period on all shares of Series C Participating Preferred Stock then outstanding shall have been declared and paid or set apart for payment. During each default period, all holders of Preferred Stock (including holders of the Series C Participating Preferred Stock) with dividends in arrears in an amount equal to at least six (6) full quarterly dividends (whether or not declared and whether or not consecutive) thereon, voting as a class, irrespective of series, shall have the right to elect two (2) Directors.

(ii) During any default period, such voting right of the holders of Series C Participating Preferred Stock may be exercised initially at a special meeting called pursuant to subparagraph (C)(iii) of this Section 3 or at any annual meeting of stockholders, and thereafter at annual meetings of stockholders; provided, that neither such voting right nor the right of the holders of any other series of Preferred Stock or Preferred Stock, if any, to increase, in certain cases, the authorized number of Directors shall be exercised unless the holders of one-third (1/3) in number of shares of Preferred Stock outstanding shall be present in person or by proxy. The absence of a quorum of the holders of Common Stock shall not affect the exercise by the holders of Preferred Stock of such voting right. At any meeting at which the holders of Preferred Stock shall exercise such voting right initially during an existing default period, they shall have the right, voting as a class, to elect Directors to fill such vacancies, if any, in the Board of Directors as may then exist up to two (2) Directors or, if such right is exercised at an annual meeting, to elect two (2) Directors. If the number which may be so elected at any special meeting does not amount to the required number, the holders of the Preferred Stock shall have the right to make such increase in the number of Directors as shall be necessary to permit the election by them of the required number. After the holders of the Preferred Stock shall have exercised their right to elect Directors in any default period and during the continuance of such period, the number of Directors shall not be increased or decreased except by vote of the holders of Preferred Stock as herein provided or pursuant to the rights of any equity securities ranking senior to or pari passu with the Series C Participating Preferred Stock.

(iii) Unless the holders of Preferred Stock shall, during an existing default period, have previously exercised their right to elect Directors, the Board of Directors may order, or any stockholder or stockholders owning in the aggregate not less than ten percent (10%) of the total number of Preferred Stock outstanding, irrespective of series, may request, the calling of a special meeting of the holders of Preferred Stock, which meeting shall thereupon be called by the Chairman of the Board or the President of the Corporation. Notice of such meeting and of any annual meeting at which holders of Preferred Stock are entitled to vote pursuant to this subparagraph (C)(iii) of Section 3 shall be given to each holder of record of Preferred Stock by mailing a copy of such notice to him at his last address as the same appears on the books of the Corporation. Such meeting shall be called for a time not earlier than ten (10) days and not later than sixty (60) days after such order or request, or in default of the calling of such meeting within sixty (60) days after such order or request, such meeting may be called on similar notice by any stockholder or stockholders owning in the aggregate not less than ten percent (10%) of the total number of shares of Preferred Stock outstanding. Notwithstanding the provisions of this subparagraph (C)(iii) of Section 3, no such special meeting shall be called during the period within sixty (60) days immediately preceding the date fixed for the next annual meeting of the stockholders.

(iv) In any default period, the holders of Common Stock, and other classes of stock of the Corporation if applicable, shall continue to be entitled to elect the whole number of Directors until the holders of Preferred Stock shall have exercised their right to elect two (2) Directors voting as a class, after the exercise of which right (x) the Directors so elected by the holders of Preferred Stock shall continue in office until their successors shall have been elected by such holders or until the expiration of the default period, and (y) any vacancy in the Board of Directors may (except as provided in subparagraph (C)(ii) of this Section 3) be filled by a vote of a majority of the remaining Directors theretofore elected by the holders of the class of stock which elected the Director whose office shall become vacant. References in this paragraph (C) to Directors elected by the holders of a particular class of stock shall include Directors elected by such Directors to fill vacancies as provided in clause (y) of the foregoing sentence.

(v) Immediately upon the expiration of a default period, (x) the right of the holders of Preferred Stock as a class to elect Directors shall cease, (y) the term of any Directors elected by the holders of Preferred Stock as a class shall terminate, and (z) the number of Directors shall be such number as may be provided for in the Corporation’s Certificate of Incorporation or By-laws irrespective of any increase made pursuant to the provisions of subparagraph (C)(ii) of this Section 3 (such number being subject, however, to change thereafter in any manner provided by law or in the Corporation’s Certificate of Incorporation or By-Laws). Any vacancies in the Board of Directors effected by the provisions of clauses (y) and (z) in the preceding sentence may be filled by a majority of the remaining Directors.

(D) Except as set forth herein, holders of Series C Participating Preferred Stock shall have no special voting rights and their consent shall not be required (except to the extent they are entitled to vote with holders of Common Stock as set forth herein) for taking any corporate action.

Section 4. Certain Restrictions.

(A) Whenever quarterly dividends or other dividends or distributions payable on the Series C Participating Preferred Stock as provided in Section 2 are in arrears, thereafter and until all accrued and unpaid dividends and distributions, whether or not declared, on shares of Series C Participating Preferred Stock outstanding shall have been paid in full, the Corporation shall not:

(i) Declare or pay dividends on, make any other distributions on, or redeem or purchase or otherwise acquire for consideration any shares of stock ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the Series C Participating Preferred Stock;

(ii) Declare or pay dividends on or make any other distributions on any shares of stock ranking on a parity (either as to dividends or upon liquidation, dissolution or winding up) with the Series C Participating Preferred Stock except dividends paid ratably on the Series C Participating Preferred Stock and all such parity stock on which dividends are payable or in arrears in proportion to the total amounts to which the holders of all such shares are then entitled;

(iii) Redeem or purchase or otherwise acquire for consideration shares of any stock ranking on a parity (either as to dividends or upon liquidation, dissolution or winding up) with the Series C Participating Preferred Stock; provided, however, that the Corporation may at any time redeem, purchase or otherwise acquire shares of any such parity stock in exchange for shares of any stock of the Corporation ranking junior (either as to dividends or upon dissolution, liquidation or winding up) to the Series C Participating Preferred Stock; or

(iv) Purchase or otherwise acquire for consideration any shares of Series C Participating Preferred Stock or any shares of stock ranking on a parity with the Series C Participating Preferred Stock except in accordance with a purchase offer made in writing or by publication (as determined by the Board of Directors) to all holders of such shares upon such terms as the Board of Directors, after consideration of the respective annual dividend rates and other relative rights and preferences of the respective series and classes, shall determine in good faith will result in fair and equitable treatment among the respective series or classes.

(B) The Corporation shall not permit any subsidiary of the Corporation to purchase or otherwise acquire for consideration any shares of stock of the Corporation unless the Corporation could, under paragraph (A) of this Section 4, purchase or otherwise acquire such shares at such time and in such manner.

Section 5. Reacquired Shares. Any shares of Series C Participating Preferred Stock purchased or otherwise acquired by the Corporation in any manner whatsoever shall be retired and canceled promptly after the acquisition thereof. All such shares shall upon their cancellation become authorized but unissued shares of Preferred Stock and may be reissued as part of a new series of Preferred Stock to be created by resolution or resolutions of the Board of Directors, subject to the conditions and restrictions on issuance set forth herein.

Section 6. Liquidation, Dissolution or Winding Up.

(A) Upon any liquidation (voluntary or otherwise), dissolution or winding up of the Corporation, no distribution shall be made to the holders of shares of stock ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the Series C Participating Preferred Stock unless, prior thereto, the holders of shares of Series C Participating Preferred Stock shall have received per share, the amount of $1.00, plus an amount equal to accrued and unpaid dividends and distributions thereon, whether or not declared, to the date of such payment (the “Series C Liquidation Preference”). Following the payment of the full amount of the Series C Liquidation Preference, no additional distributions shall be made to the holders of shares of Series C Participating Preferred Stock unless, prior thereto, the holders of shares of Common Stock shall have received an amount per share (the “Common Adjustment”) equal to the quotient obtained by dividing (i) the Series C Liquidation Preference by (ii) 100 (as appropriately adjusted as set forth in paragraph (C) of this Section 6 below to reflect such events as stock splits, stock dividends and recapitalizations with respect to the Common Stock) (such number in clause (ii), the “Adjustment Number”). Following the payment of the full amount of the Series C Liquidation Preference and the Common Adjustment in respect of all outstanding shares of Series C Participating Preferred Stock and Common Stock, respectively, holders of Series C Participating Preferred Stock and holders of shares of Common Stock shall receive their ratable and proportionate share of the remaining assets to be distributed in the ratio of the Adjustment Number to 1 with respect to such Preferred Stock and Common Stock, on a per share basis, respectively.

(B) In the event there are not sufficient assets available to permit payment in full of the Series C Liquidation Preference and the liquidation preferences of all other series of Preferred Stock, if any, which rank on a parity with the Series C Participating Preferred Stock, then such remaining assets shall be distributed ratably to the holders of such parity shares in proportion to their respective liquidation preferences. In the event there are not sufficient assets available to permit payment in full of the Common Adjustment, then such remaining assets shall be distributed ratably to the holders of Common Stock.

(C) In the event the Corporation shall at any time after the Rights Declaration Date (i) declare any dividend on Common Stock payable in shares of Common Stock, (ii) subdivide the outstanding Common Stock, or (iii) combine the outstanding Common Stock into a smaller number of shares, then in each case the Adjustment Number in effect immediately prior to such event shall be adjusted by multiplying such Adjustment Number by a fraction the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

Section 7. Consolidation, Merger, etc. If the Corporation shall enter into any consolidation, merger, combination or other transaction in which the shares of Common Stock are exchanged for or changed into other stock or securities, cash and/or any other property, then in any such event the shares of Series C Participating Preferred Stock shall at the same time be similarly exchanged or changed in an amount per share (subject to the provision for adjustment hereinafter set forth) equal to the Adjustment Number times the aggregate amount of stock, securities, cash and/or any other property (payable in kind), as the case may be, into which or for which each share of Common Stock is changed or exchanged.

Section 8. No Redemption. The shares of Series C Participating Preferred Stock shall not be redeemable.

Section 9. Ranking. The Series C Participating Preferred Stock shall rank junior to all other series of the Corporation’s Preferred Stock as to the payment of dividends and the distribution of assets, unless the terms of any such series shall provide otherwise.

Section 10. Fractional Shares. The Series C Participating Preferred Stock may be issued in fractions of a share which shall entitle the holder, in proportion to such holder’s fractional shares, to exercise voting rights, receive dividends, participate in distributions and to have the benefit of all other rights of holders of Series C Participating Preferred Stock.

Section 11. Amendment. The Certificate of Incorporation of the Corporation shall not be further amended in any manner which would materially alter or change the powers, preferences or special rights of the Series C Participating Preferred Stock so as to affect them adversely without the affirmative vote of the holders of a majority or more of the outstanding shares of Series C Participating Preferred Stock, voting separately as a class.

Section 12. Effective Date. This Certificate of Designation, Preferences and Rights of Series C Participating Preferred Stock of ONEOK, Inc. shall be effective at 5:00 P.M., Eastern Standard Time, on _______________, 1997.

IN WITNESS WHEREOF, I have executed and subscribed this Certificate and do affirm the foregoing as true under penalties of perjury this day of 26th day of November, 1997.

ONEOK, INC.

By:	/s/ Larry W. Brummett
Name:	Larry W. Brummett
Title:	Chairman of the Board and Chief Executive Officer

Attest:

By:	/s/ Nancy Robertson
Name:	Nancy Robertson
Title:	Secretary

IN WITNESS WHEREOF, ONEOK, Inc. has caused this Certificate of Correction to be executed in its name by a Vice President and attested by its Assistant Secretary, this 5th day of November, 2008.

By:	/s/ Eric Grimshaw
Name:	Eric Grimshaw
Title:	Vice President, Associate General Counsel and Corporate Secretary

By:	/s/ John R. Barker
Name:	John R. Barker
Title:	Senior Vice President, General
Counsel and Assistant Secretary